Exhibit 10.1

TRANSITION SERVICES AGREEMENT
BY AND BETWEEN
HOWARD HUGHES HOLDINGS INC.
AND
SEAPORT ENTERTAINMENT GROUP INC.
DATED AS OF JULY 31, 2024

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS; INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation	1

ARTICLE II. SERVICES		2

2.1	Provision of Services.	2
2.2	Service Modifications	4
2.3	Service Standard.	4

ARTICLE III. FEES AND PAYMENT		5

3.1	Fees	5
3.2	Payment Terms.	5
3.3	Taxes	6
3.4	No Set-Off Rights	6

ARTICLE IV. TERM AND TERMINATION		6

4.1	Term	6
4.2	Service Terms; Extensions	6
4.3	Early Termination	7
4.4	Termination for Default.	7
4.5	Effect of Termination; Survival	7

ARTICLE V. COOPERATION AND ACCESS		8

5.1	Cooperation by Recipient	8
5.2	Access to Premises and Systems	8
5.3	Compliance with Third Party Vendor Agreements	8

ARTICLE VI. DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY		8

6.1	Disclaimer of Warranties	8
6.2	Limitation of Liability and Damages	9

ARTICLE VII. FORCE MAJEURE.		9

ARTICLE VIII. CONFIDENTIALITY		10

8.1	Confidentiality; Data Privacy	10

8.2	Protective Arrangements	11
8.3	Privileged Matters	11

ARTICLE IX. DISPUTE RESOLUTION		11

9.1	General Provisions	11
9.2	Negotiation by Project Managers and Senior Executives	12
9.3	Arbitration	13

ARTICLE X. MISCELLANEOUS		14

10.1	Counterparts; Entire Agreement; Corporate Power	14
10.2	Conflict	15
10.3	Governing Law	15
10.4	Assignment	15
10.5	Third-Party Beneficiaries	16
10.6	Notices	16
10.7	Severability	16
10.8	Headings	17
10.9	Waivers of Default	17
10.10	Amendments	17
10.11	Construction	17
10.12	Performance	17
10.13	Relationship of the Parties	17
10.14	Exclusivity of Tax Matters	18
Schedules
Schedule A    Provided Services
Schedule B    Excluded Services

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (together with the schedules hereto, “Agreement”) is entered into effective as of July 31, 2024 (“Effective Date”), by and between Howard Hughes Holdings Inc., a Delaware corporation (“Provider” or “HHH”), and Seaport Entertainment Group Inc., a Delaware corporation and wholly owned subsidiary of Provider (“Recipient” or “Seaport Entertainment”). Each of Recipient and Provider is referred to herein as a “Party” and collectively as the “Parties”.
R E C I T A L S
WHEREAS, Provider, acting together with its Affiliates, currently conducts the HHH Business and the Seaport Entertainment Business;
WHEREAS, Provider and Recipient have entered into that certain Separation and Distribution Agreement, dated as of July 31, 2024 (as amended, restated, amended and restated, and otherwise modified from time to time, “Separation Agreement”), pursuant to which the HHH Business will be separated from the Seaport Entertainment Business; and
WHEREAS, following the Separation, the Parties have agreed that Provider, either through itself or through its Affiliates, will provide to Recipient and its Subsidiaries certain services on a transitional basis to allow Recipient the time to develop the capability to perform such services for itself or to outsource such services to a third-party service provider.
NOW, THEREFORE, in consideration of entering into the Separation Agreement, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
DEFINITIONS; INTERPRETATION
1.1Definitions. For the purposes of this Agreement, capitalized terms shall have the meanings set forth in the introduction, recitals or body of this Agreement. Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Separation Agreement.
1.2Interpretation. In this Agreement (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the term “Agreement” or any other reference to an agreement shall, unless otherwise stated, be construed to refer to this Agreement (including all of the Schedules hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, and Schedule references are to the Articles, Sections, and Schedules to this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; and (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars.
ARTICLE II.
SERVICES
2.1Provision of Services.
(a)Services. Subject to the terms and conditions of this Agreement, Provider agrees to provide, or cause to be provided, the services described in Schedule A attached hereto (each, a “Service,” and collectively, “Services”) solely for the purposes of continued operation of the Seaport Entertainment Business by Recipient in the ordinary course, consistent with how such business was operated during the one (1) year period prior to the Effective Date. Notwithstanding the foregoing, Provider shall not be obligated to provide any Service to the extent the provision of such Service would violate any applicable Law.
(b)Excluded Services. Notwithstanding anything to the contrary in this Agreement, in no event shall Provider be required to provide any of the services listed on Schedule B (“Excluded Services”).
(c)Subcontractors. Provider may subcontract any of the Services or portion thereof to any other Person, including any Affiliate of Provider; provided, however, that Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services provided by its subcontractor(s).
(d)Project Managers. Each Party will appoint a project manager, who shall be responsible for all day-to-day matters arising hereunder, and who shall be the primary contact for the other Party for any issues arising hereunder (each, “Project Manager”). The Project Managers shall meet (in person or by telephone) at the request of either Project Manager, in order to ensure the provision of the Services in accordance with the terms hereof, as well as the orderly transition of those Services at the end of the applicable Service Term (as defined in Section 4.2). Provider’s initial Project Manager shall be Carlos Olea and Recipient’s initial Project Manager shall be Anton Nikodemus; each Party may change its designated Project Manager upon notice to the other Party’s Project Manager.
(e)Insurance Matters. Recipient agrees to comply in all respects with the requirements and subjectivities for participating in Provider’s insurance coverage program as set forth in Schedule A.
(f)Required Consents. Provider shall use commercially reasonable efforts to obtain any third-party consents or approvals that are necessary to allow Provider to provide the Services to Recipient (“Required Consents”). Recipient shall pay, or, at Provider’s request, reimburse Provider for, the cost of obtaining the Required Consents and any fees or charges associated with the Required Consents, including, but not limited to, any additional license, sublicense, access or transfer fees. Recipient acknowledges that there can be no assurance that Provider will be able to obtain the Required Consents. In the event that any Required Consents are not obtained, upon Recipient’s request, Provider will reasonably cooperate with Recipient to identify, and if commercially feasible, to implement, a work-around or other alternative arrangement for any affected Service(s); provided, that (i) Recipient shall be responsible for all fees and costs associated with any work-around or alternative arrangement, and (ii) Recipient acknowledges that any such work-around or alternative arrangement may adversely impact the performance of the applicable Service, and Provider shall not be liable for any breach of the Service Standard that results from the adoption of any such work-around or alternative arrangement. If no commercially feasible alternative for a Service is available or capable of being reasonably implemented, Provider shall be relieved of its obligations to provide such Service.
(g)Cutover. Recipient shall be responsible for planning and preparing the transition to its own internal organization or other third-party service providers of the provision of each of the Services provided to it hereunder (“Cutover”) and within thirty (30) calendar days following the Effective Date, Recipient shall prepare a plan to effectuate such transition with sufficient lead time in order to achieve a timely Cutover (“Cutover Plan”). At Recipient’s request, Provider will reasonably assist Recipient with the initial development of the Cutover Plan, and will provide Recipient with all information reasonably requested by it in connection with the development and implementation of the Cutover Plan. The Cutover Plan shall, among other things, include the following: (i) the phases of migration of the Services from Provider to Recipient (or third-party providers); (ii) milestones, (iii) expected involvement of Provider and (iv) contingencies. The Cutover Plan shall be subject to Provider’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Once the Cutover Plan has been mutually agreed, Recipient shall use commercially reasonable efforts to implement the Cutover Plan in accordance with the timelines therein. Provider shall reasonably cooperate, and shall use commercially reasonable efforts, to cause its third-party vendors to reasonably cooperate, at Recipient’s expense, in a timely implementation of the Cutover Plan.
(h)Employment Offers. As soon as practicable following the Effective Date, Recipient shall make or shall cause a member of the Seaport Entertainment Group to make offers of employment to each Delayed Transferring Employee (as defined in the Employee Matters Agreement) in accordance with Section 3.1(d) of the Employee Matters Agreement, to be effective as of the date that such employee’s visa or other work authorization is transferred or otherwise able to be sponsored by a member of the Seaport Entertainment Group (in any case, the “Hire Date”). Effective as of immediately prior to the Hire Date, Provider shall terminate the employment of each Delayed Transferring Employee. Provider and Recipient intend that the transactions contemplated by this Section 2.1(h) shall not result in a severance of employment of any Delayed Transferring Employee with respect to entitlement to any severance, termination or separation pay, or similar rights, payments or benefits for purposes of any HHH Benefit Arrangement (as defined in the Employee Matters Agreement), including, without limitation, the Howard Hughes Management Co., LLC Separation Benefits Plan, and Provider and Recipient shall reasonably cooperate to ensure the same.

2.2Service Modifications.
(a)Changes. During the Term (as defined in Section 4.1), the Parties may, in accordance with the procedures specified in this Section 2.2, amend the terms and conditions relating to the performance of a Service in order to reflect, among other things, new procedures or processes for providing such Service (“Service Modification”).
(b)Change Requests. In the event either of the Parties desires a Service, the Party requesting the Service Modification will deliver a written description of the proposed Service Modification (“Change Request”) to the other Party’s Project Manager.
(c)Meeting of the Parties. Unless the Party receiving the Change Request agrees to implement the Change Request as proposed, the Project Managers will meet in person or by telephone to discuss the Change Request no later than ten (10) Business Days after delivery of the Change Request to the other Party.
(d)Approval of Recipient Change Requests. All Recipient Change Requests must be approved by Provider’s Project Manager in writing before the Service Modification may be implemented in accordance with Section 2.2(f) below, such approval not to be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (i) withhold such consent to the extent that such proposed Service Modification would materially increase the resources required for Provider to provide the Service as modified, or require Provider to hire any new resources in order to provide the Service after giving effect to the Change Request or (ii) condition such consent on Recipient agreeing to bear any increases in Provider’s cost of performance resulting from such Service Modification.
(e)Approval of Provider Change Requests. All Provider Change Requests must be approved by Recipient’s Project Manager in writing before the Service Modification may be implemented in accordance with Section 2.2(f) below, such approval not to be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (i) withhold such consent to the extent that such proposed Service Modification would materially and adversely affect Provider’s performance of the Service after giving effect to the Change Request, or (ii) condition such consent on Provider agreeing not to pass on to Recipient any increases in Provider’s cost of performance resulting from such Service Modification.
(f)Implementation of Approved Service Modification. If a Change Request is approved in accordance with this Section 2.2, Schedule A will be amended in accordance with Section 10.11 to reflect the implementation of the Change Request and any other agreed-upon terms or conditions relating to the Service Modification.
2.3Service Standard.
(a)Service Quality. Provider shall provide, or cause to be provided, the Services with a degree of care, quality, priority, timeliness and skill that is substantially consistent with its past practice in performing the Services for itself and/or the Seaport Entertainment Business during the twelve (12) month period prior to the Effective Date (“Service Standard”). For the avoidance of doubt, nothing herein shall be construed to require Provider to maintain the employment of any particular individual(s), or any number of individual(s), and Provider shall be free to hire and terminate its personnel and its contractors in its sole and absolute discretion.
(b)Maintenance. Notwithstanding anything to the contrary in Section 2.3(a), Provider shall have the right to shut down its facilities and/or systems used in providing the Services in accordance with scheduled maintenance windows that have been set by Provider and communicated in advance to Recipient’s Project Manager. The scheduled maintenance windows shall always be planned to be performed outside of customary business hours, or if not possible, be planned so that such shut down shall not materially and adversely affect Recipient’s operations. In the event maintenance is nonscheduled, Provider shall, whenever possible, notify Recipient twenty-four (24) hours in advance. Unless not feasible under the circumstances, this notice shall be given in writing or by email to Recipient’s Project Manager. Where written notice is not feasible, Provider shall give prompt oral notice, which notice shall be promptly confirmed in writing by Provider. Provider shall be relieved of its obligations to provide Services only for the period of time that its facilities are so shut down but shall use commercially reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt the conduct of Recipient’s business.
ARTICLE III.
FEES AND PAYMENT
3.1Fees. Recipient shall pay to Provider fees for the Services provided to it hereunder, to be calculated by Provider on a time and materials basis at cost without a mark-up (“Fees”). In addition, without duplication of any expenses included in the Fees, Recipient shall reimburse Provider for all reasonable out-of-pocket fees, costs, and expenses incurred by Provider in the provision of the Services (“Expenses”). Upon Recipient’s reasonable request, Provider will provide Recipient with invoices or other supporting documentation with respect to the calculation of Fees and Expenses.
3.2Payment Terms.
(a)Invoices and Payment. Promptly following the end of each calendar month during the Term, Provider shall deliver to Recipient an invoice setting forth the Fees for the Services provided to Recipient during such month and any Expenses incurred during such month. Subject to Section 3.2(b), Recipient shall pay, or cause to be paid, within thirty (30) days following the date of such invoice, the amount of such invoice by electronic funds transfer of immediately available funds to the bank account specified by Provider. All payments hereunder shall be made in U.S. dollars unless the Parties otherwise agree in writing. Any amount accruing in any other currency shall be converted into U.S. dollars at the monthly average of the daily exchange rate published in the Wall Street Journal for the relevant month.
(b)Late Payment Charge. If Recipient fails to pay any amounts due hereunder by the applicable due date, Recipient shall be obligated to pay to Provider, in addition to the amount due, interest on such amount at a rate per annum equal to the Prime Rate plus one and one-half percent (1.5%) or the maximum rate permitted by Law, whichever is less, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
3.3Taxes. All sums payable under this Agreement are exclusive of value added, sales, goods and services, turnover or other similar Taxes (excluding, for the avoidance of doubt, Taxes imposed on or measured by net income or net worth) that may be levied in any jurisdiction with respect to any Services (“Sales Taxes”). Any Sales Taxes required to be charged and collected by Provider under applicable Law are in addition to amounts to be paid by Recipient under Section 3.1. If any Taxes are required to be deducted or withheld under applicable Law from any payments made by one Party (the “Payor”) to another Party (the “Payee”) hereunder (“Payment Withholding Taxes”), then such Payor shall (a) withhold or deduct the amount of Payment Withholding Taxes required under applicable Law and timely pay such Payment Withholding Taxes to the applicable Tax authority, and (b) pay additional amounts to such Payee so that the net amount actually received by such Payee after such withholding or deduction of Tax (including any withholding or deduction applicable to additional amounts payable under this clause (b)) is equal to the amount that such Payee would have received had no Payment Withholding Taxes been deducted or withheld. If the Payee receives a cash refund of (or credit in lieu of such refund with respect to) Payment Withholding Taxes, then the Payee shall reimburse the Payor for an amount equal to such refund or credit (net of any Taxes thereon and any reasonable costs and expenses incurred in obtaining such refund or credit). The Payor and the Payee shall make commercially reasonable efforts to obtain any exemption relating to, or reduced rate of, deduction or withholding for or on account of Tax, and each Party shall cooperate with the other with respect thereto.
3.4No Set-Off Rights. Recipient shall pay the full amount of Fees and shall not withhold, set off, discount or otherwise reduce any amounts due to Provider hereunder, whether because of alleged payments, damages or liabilities owed Provider to Recipient, alleged or actual claims against Provider or any other financial obligations of Provider to Recipient, in each case, whether under this Agreement or otherwise.
ARTICLE IV.
TERM AND TERMINATION
4.1Term. This Agreement is effective as of the Effective Date and shall continue until the termination or expiration of all Services (“Term”).
4.2Service Terms; Extensions. The term for each Service is specified for that Service on Schedule A (each, “Service Term”). Unless extended pursuant to this Section 4.2, no Service Term shall exceed twelve (12) months. Recipient agrees to use reasonable best efforts to transition off of all Services listed within the Information Technology function in Schedule A by the end of the Service Term therefor. If Recipient is unable to transition off of such Services despite using its reasonable best efforts, Recipient may extend the Service Term for one or more of such Services for a period of up to three (3) additional months by providing written notice to Provider at least thirty (30) days prior to the expiration of the initial Service Term for the applicable Service; provided that (i) in the event that the Service to be extended is contingent upon the provision of any other Services, all such interdependent Services must be extended, and (ii) Recipient shall be required to pay any additional fees or costs (including retention costs, if applicable) incurred by Provider in order to extend the Service Term for the applicable Service(s).
4.3Early Termination. Except as otherwise set forth in Schedule A with respect to any Service, Recipient may terminate this Agreement in respect of any or all of the Services by providing at least thirty (30) days’ prior written notice to Provider, or such longer period as may be set forth on Schedule A with respect to a particular Service; provided, however, Recipient may not terminate a particular Service if such Service is interdependent with other Services, unless all such interdependent Services are simultaneously terminated. Recipient shall reimburse Provider for all Stranded Costs associated with the early termination of a Service, which shall be invoiced and payable in the same manner as set forth in Section 3.1. As used herein, “Stranded Costs” means any direct costs and expenses resulting from pre-existing obligations to third parties, to the extent that such costs or expenses are not otherwise recoverable from Recipient due to early termination of a Service, and to the extent such costs or expenses (x) relate to the period between the effective date of an early termination of a Service and the date on which such Service had originally been scheduled to terminate, including all pre-existing payment obligations that relate to such period that cannot be terminated, and/or (y) relate to any penalties, fees or other costs or expenses paid to third parties which would not have been incurred but for the early termination or partial termination of such contract or obligation.
4.4Termination for Default.
(a)Termination for Non-Payment. Provider may terminate this Agreement, with respect to all or any applicable Services, in the event that Recipient fails to pay any amounts due in accordance with Article III, and Recipient fails to cure such payment default within fifteen (15) days following its receipt of written notice of the payment default from Provider.
(b)Termination for Material Breach. Either Party may terminate this Agreement, in whole but not in part, in the event that the other Party is in material breach of its obligations under this Agreement and fails to cure such material breach within thirty (30) days following its receipt of written notice of such material breach from the non-breaching Party.
4.5Effect of Termination; Survival.
(a)Upon the expiration or termination of this Agreement or the termination of the provision of any Services hereunder, Recipient shall pay all costs and other sums owed to Provider for the terminated Services prior to termination (together with applicable amounts payable as a result of early termination as specified in Section 4.3, including Stranded Costs, if any) on the payment terms set forth in Section 3.2. Unless Recipient is in default of its payment obligations hereunder, Provider will, at Recipient’s reasonable expense, provide such cooperation as may reasonably be requested by Recipient in order to transition the terminated Services to Recipient or a third-party service provider (“Termination Services”). Amounts payable for Termination Services will be invoiced and paid in the same manner as set forth for Fees and Expenses in Section 3.1 above.

(b)The provisions of Article I, Article III, Section 4.5, Article VI, Article VIII, Article IX and Article X shall survive the expiration or the termination of this Agreement. The remaining provisions shall survive to the extent such provisions are applicable to any amounts due for Services provided prior to termination or expiration, or are applicable to any Termination Services (including payment therefor).
ARTICLE V.
COOPERATION AND ACCESS
5.1Cooperation by Recipient. Subject to the terms and conditions set forth in this Agreement, Recipient shall use reasonable efforts to make available, as reasonably requested by Provider, sufficient resources and timely decisions, approvals and acceptances in order that Provider may accomplish its obligations under this Agreement in a timely and efficient manner.
5.2Access to Premises and Systems. Each Party agrees that it shall, without charge, provide such reasonable access to its premises, personnel and/or computer systems or information stores, and such reasonable assistance, as may be reasonably required to the other Party for the other Party to perform their obligations or receive the Services under this Agreement. Unless otherwise agreed to in writing by the Parties, each Party will: (a) use the premises, computer systems and information stores of the other Party solely for the purpose of providing or receiving the Services; (b) limit such access to those of its Representatives with a bona fide need to have such access in connection with the Services and who, if required by the provisions of this Agreement, have been duly approved to have such access; and (c) comply, and cause its employees, subcontractors and third-party providers to comply, with all policies and procedures governing access to and use of such premises, computer systems and/or information stores made known to such Party in writing in advance. The Parties shall cooperate in the investigation of any apparent unauthorized access to any premises, computer systems and/or information stores of either Party. These provisions concerning access to premises, personnel and/or computer systems or information stores shall apply equally to any access and use by a Party of the other Party’s electronic mail system, electronic switched network, either directly or via a direct inward service access or calling card feature, data network or any other property, equipment or service of the other Party, and any software that may be accessible by either Party in connection with this Agreement.
5.3Compliance with Third Party Vendor Agreements. Recipient shall comply with the terms of all third-party vendor agreements used by Provider in providing the Services, to the extent that Recipient has been notified of the applicable terms.
ARTICLE VI.
DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY
6.1Disclaimer of Warranties. WITHOUT LIMITING THE SERVICE STANDARD OR ANY REPRESENTATIONS OR WARRANTIES IN THE SEPARATION AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT (A) ALL SERVICES ARE PROVIDED “AS IS,” AND (B) PROVIDER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE SERVICES AND HEREBY DISCLAIMS ANY

AND ALL WARRANTIES REGARDING THE SERVICES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, MISAPPROPRIATION, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE. To the extent that Provider may not as a matter of applicable Law disclaim any implied warranty, the scope and duration of such warranty will be the minimum permitted under such law.
6.2Limitation of Liability and Damages. WITH THE EXCEPTION OF CLAIMS ARISING FROM PROVIDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PROVIDER SHALL NOT BE LIABLE TO RECIPIENT FOR ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ITS ACTS OR OMISSIONS HEREUNDER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EXCEPT FOR DAMAGES ARISING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS, SUPPLIERS OR AGENTS, SHALL HAVE ANY LIABILITY HEREUNDER FOR, AND DAMAGES SHALL NOT INCLUDE, ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, OR DAMAGES CALCULATED BASED UPON LOST PROFITS, LOSS IN VALUE OR MULTIPLE OF EARNINGS. ANY CLAIM OR CAUSE OF ACTION REQUESTING OR CLAIMING SUCH DAMAGES IS SPECIFICALLY WAIVED AND BARRED, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR A PARTY WAS NOTIFIED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE VII.
FORCE MAJEURE.
Neither Party shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of an event beyond the reasonable control of such Party, including acts of God, storms, floods, pandemics, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources (“Force Majeure”). In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause, and if Provider is the Party so prevented then Recipient shall not be obligated to pay the Fees for a Service to the extent and for so long as such Service is not made available to Recipient hereunder as a result of such Force Majeure.

ARTICLE VIII.
CONFIDENTIALITY
8.1Confidentiality; Data Privacy.
(a)Confidentiality. Subject to Section 8.2 and except as contemplated by or otherwise provided in this Agreement, each Party, on behalf of itself and each of its Affiliates, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to such Party’s own confidential and proprietary Information pursuant to policies in effect as of the Effective Date, all confidential or proprietary Information concerning the other Party (or its business) and the other Party’s Affiliates (or their respective businesses) that is in its possession in connection with the performance of this Agreement, and shall not use any such confidential or proprietary Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such confidential or proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential or proprietary Information or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other Party or any of its Affiliates. The foregoing restrictions shall not apply in connection with the enforcement of any right or remedy relating to this Agreement, or the transactions contemplated hereby. If any confidential or proprietary Information of one Party or any of its Affiliates is disclosed to the other Party or any of its Affiliates in connection with the provision or receipt of Services hereunder, then such disclosed confidential or proprietary Information shall be used only as required to perform or receive such Services, as applicable.
(b)No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other Party addressed in Section 8.1(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 8.2. Without limiting the foregoing, when any Information furnished by the other Party pursuant to this Agreement is no longer needed for the purposes contemplated by this Agreement, each Party shall, at its option, promptly after receiving a written notice from the disclosing Party, either return to the disclosing Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a Party shall not be required to destroy or return any such Information to the extent that (i) the Party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the Party’s legal files for purposes of resolving any dispute that may arise under this Agreement.

(c)Third-Party Information; Data Privacy Laws. Each Party acknowledges that it and its respective Affiliates may presently have and, after the Effective Date, may gain access to or possession of confidential or proprietary Information of, or Personal Information relating to, third parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such third parties, on the one hand, and the other Party or the other Party’s Affiliates, on the other hand, prior to the Effective Date or (ii) that, as between the Parties, was originally collected by the other Party or the other Party’s Affiliates and that may be subject to and protected by Data Privacy Laws. Each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or Personal Information relating to, third parties in accordance with applicable Laws, including Data Privacy Laws, and the terms of any agreements that were either entered into before the Effective Date or affirmative commitments or representations that were made before the Effective Date by, between or among the other Party or the other Party’s Affiliates, on the one hand, and such third parties, on the other hand.
8.2Protective Arrangements. In the event that either Party or any of its Affiliates is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law or the rules of any stock exchange on which the shares of the Party or any of its Affiliates are traded to disclose or provide any confidential or proprietary Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with written notice of such request or demand (to the extent legally permitted) as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.
8.3Privileged Matters. Section 6.8 of the Separation Agreement (Privileged Matters) is incorporated herein by reference, mutatis mutandis.
ARTICLE IX.
DISPUTE RESOLUTION
9.1General Provisions.
(a)Any dispute, controversy or claim arising out of or relating to this Agreement, including with respect to the validity, interpretation, performance, breach or termination of this Agreement, shall be resolved in accordance with the procedures set forth in this Article IX

(“Dispute”), which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in this Article IX.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.1(B).
(c)The specific procedures set forth in this Article IX, including the time limits referenced herein, may be modified by agreement of both of the Parties in writing.
(d)Commencing with the Initial Notice contemplated by Section 9.2, all applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article IX are pending. The Parties shall take any necessary or appropriate action required to effectuate such tolling.
(e)Commencing with the Initial Notice contemplated by Section 9.2, any communications between the Parties or their Representatives in connection with the attempted negotiation of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from disclosure and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the adjudication of any Dispute; provided, that evidence that is otherwise subject to disclosure or admissible shall not be rendered outside the scope of disclosure or inadmissible as a result of its use in the negotiation.
9.2Negotiation by Project Managers and Senior Executives. The Parties shall seek to settle amicably all Disputes by negotiation. The Parties shall first attempt in good faith to resolve the Dispute by negotiation among the Project Managers within fifteen (15) days after written notice is received by either Party regarding the existence of a Dispute (“Initial Notice”). If the Project Managers are unable to resolve the Dispute within such fifteen (15)-day period, the Parties shall attempt in good faith to resolve the Dispute by negotiation between executives designated by the Parties who hold, at a minimum, the office of Senior Vice President and/or General Counsel (such designated executives, “Dispute Committee”). The Parties agree that the members of the Dispute Committee shall have full and complete authority on behalf of their respective Parties to resolve any Disputes submitted pursuant to this Section 9.2. Such Dispute Committee members and other applicable executives shall meet in person or by teleconference or video conference within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the Dispute Committee and other applicable executives are unable to agree to a format for such meeting, the meeting shall be convened in person at a mutually acceptable location in The Woodlands, Texas.
9.3Arbitration.
(a)Unless the Parties agree to continue negotiations between the Dispute Committee, any Dispute not finally resolved pursuant to Section 9.2 within sixty (60) days from the delivery of the Initial Notice shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”).
(b)Unless otherwise agreed by the Parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10,000,000; or (ii) by an arbitral tribunal of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $10,000,000.
(c)The language of the arbitration shall be English. The place of arbitration shall be The Woodlands, Texas. Unless the Parties agree otherwise in writing, the Parties shall conduct the arbitration as quickly as is reasonably practicable and shall use commercially reasonable efforts to ensure that the time between the date on which the sole arbitrator is confirmed or the tribunal is constituted, as the case may be, and the date of the commencement of the evidentiary hearing does not exceed one-hundred and eighty (180) days. Failure to meet the foregoing timeline will not render the award invalid, unenforceable or subject to being vacated, but the arbitrators may impose appropriate sanctions and draw appropriate adverse inferences against the Party primarily responsible for such failure.
(d)The sole arbitrator or arbitral tribunal shall not award any relief not specifically requested by the Parties and, in any event, shall not award any damages of the types prohibited under Section 6.2.
(e)In addition to the ICC Rules, the Parties agree that the arbitrator(s) and the Parties shall be guided by the IBA Rules on the Taking of Evidence in International Arbitration.
(f)The agreement to arbitrate any Dispute set forth in this Section 9.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.
(g)Without prejudice to this binding arbitration agreement, each Party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York and the federal courts sitting within the State of New York in connection with any post-award proceedings or court proceedings in aid of arbitration that are authorized by the Federal Arbitration Act (9 U.S.C. §§ 1-16) or Article 75 of the New York Civil Practice Law and Rules. Judgment upon any awards rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties waive all objections that they may have at any time to the laying of venue of any proceedings brought in such courts, waive any claim that such proceedings have been brought in an inconvenient forum and further waive the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party.
(h)It is the intent of the Parties that the agreement to arbitrate any Dispute set forth in this Section 9.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.
(i)The Parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with Laws of the State of New York, as provided in Section 9.3 and, except as otherwise provided in this Article IX or mutually agreed to in writing by the Parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the Parties pursuant to this Section 9.3.
(j)The sole arbitrator or arbitral tribunal shall award to the prevailing Party, if any, the costs of the arbitrator or tribunal, expert witness fees, and attorneys’ fees reasonably incurred by such prevailing Party or its Affiliates in connection with the arbitration.
(k)The Parties undertake to keep confidential any arbitration conducted under this Article IX, including the existence of the arbitration, all orders and awards in the arbitration, and all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.
ARTICLE X.
MISCELLANEOUS
10.1Counterparts; Entire Agreement; Corporate Power.
(a)This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including .pdf, DocuSign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
(b)This Agreement and the Separation Agreement contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein. In case of conflict between the terms and conditions of the body of this Agreement and any schedule hereto, unless such schedule explicitly states the Parties’ intention to deviate from the terms and conditions of the body of this Agreement, the terms and conditions of the body Agreement shall control and govern.
(c)Provider represents on behalf of itself and each subsidiary of Provider, and Recipient represents on behalf of itself and each subsidiary of Recipient, as follows:
(i)each Party has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii)this Agreement has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.
10.2Conflict. With respect to the subject matter of this Agreement, in the event of a conflict between this Agreement and the Separation Agreement, this Agreement shall control.
10.3Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.
10.4Assignment.
(a)Provider may change its ownership or organizational structure without restriction. Provider may also assign this Agreement to any of its Affiliates, or to a third party who, in Provider’s good faith, reasonable judgment, has the experience and resources to comply with Provider’s obligations under this Agreement. After Provider’s assignment of this Agreement to its Affiliate or a third party who expressly assumes its obligations under this Agreement, Provider no longer will have any performance or other obligations under this Agreement. Such an assignment shall constitute a release of Provider and a novation with respect to this Agreement, and the assignee shall be liable to Recipient as if it had been an original party to this Agreement.
(b)Neither this Agreement nor any interest in this Agreement may be transferred or assigned by Recipient without Provider’s prior written consent.
(c)Any assignment in violation of this Section 10.4 shall be null and void. Subject to Section 10.4(a) and Section 10.4(b), this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

10.5Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of HHH or shareholders of Seaport Entertainment) except the Parties hereto any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person (including, without limitation, any shareholders of HHH or shareholders of Seaport Entertainment) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
10.6Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):
If to Provider, to:
Howard Hughes Holdings Inc.
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, TX 77380
Attention: Carlos Olea
Email:
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560
Attention: Julian Kleindorfer; Abigail Smith
Email:
If to Recipient, to:
Seaport Entertainment Group Inc.
199 Water Street, 28th Floor
New York, NY 10038
Attention: Anton Nikodemus
Email:
Either Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.
10.7Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
10.8Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.9Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
10.10Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom such waiver, amendment, supplement or modification is sought to be enforced.
10.11Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement or the Separation Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.
10.12Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or controlled Affiliate of such Party.
10.13Relationship of the Parties. The relationship of the Parties to each other is that of independent contractors and neither Party nor its agents or employees shall be considered employees or agents of the other Party, except that Provider may be considered an agent of Recipient solely to the extent necessary for Provider to effectuate Services to Recipient, and only when working with or otherwise interacting with third parties to facilitate these Services. This

Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between the Parties. Neither Party shall have the right to bind the other Party to any obligations to third parties.
10.14Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement (but subject to Section 3.3), the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein. If there is a conflict between any provision of this Agreement (other than Section 3.3) and the Tax Matters Agreement, and such provisions relate to matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.
[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

HOWARD HUGHES HOLDINGS INC.

By:	/s/ Carlos Olea
Name:	Carlos Olea
Title:	Chief Financial Officer

SEAPORT ENTERTAINMENT GROUP INC.

By:	/s/ Anton Nikodemus
Name:	Anton Nikodemus
Title:	Chief Executive Officer
[Signature Page to Transition Services Agreement]